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                               THIRD AMENDMENT TO
                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT


         THIS THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment"), dated as of September 15, 2000 (the "Third Amendment Effective Date"), is by and among LASON, INC., a Delaware corporation (the "Company"), LASON CANADA COMPANY, a Nova Scotia unlimited liability company ("Lason Canada"), LASON U.K., LTD., a corporation organized under the laws of the United Kingdom ("Lason U.K." and, collectively with the Company and Lason Canada, the "Borrowers"), the lenders set forth on the signature pages hereof (collectively, the "Lenders") and BANK ONE, MICHIGAN, a Michigan banking corporation, as administrative agent for the Lenders (in such capacity, the "Agent").


                                    RECITALS

         A. The Borrowers, the Agent and the Lenders are parties to a Third Amended and Restated Credit Agreement dated as of August 16, 1999 (as now and hereafter amended, the "Credit Agreement"), pursuant to which the Lenders agreed, subject to the terms and conditions thereof, to extend credit to the Borrowers.

         B. The Credit Agreement was amended by a First Amendment to Third Amended and Restated Credit Agreement dated as of August 25, 1999 (the "First Amendment") among the Borrowers, the Lenders and the Agent, pursuant to which the parties agreed to modify certain terms and conditions of the extension of credit to the Borrowers.

         C. On December 17, 1999, the Company informed the Agent and the Lenders that the Company was in violation of certain financial covenants set forth in the Credit Agreement. The Agent and the Lenders, at the request of the Company, waived the defaults created by such violation through March 30, 2000.

         D. At the request of the Company, the Credit Agreement was further amended by a Second Amendment to Third Amended and Restated Credit Agreement dated as of March 30, 2000 (the "Second Amendment") among the Borrowers, the Lenders and the Agent, pursuant to which the amount of revolving credit available to the Borrowers under the Credit Agreement was increased and certain terms and conditions of the extension of credit to the Borrowers were modified.

         E. The Credit Agreement (as modified by the First Amendment and the Second Amendment), all promissory notes executed by any Borrower in favor of the Agent and/or the Lenders, and any and all of the Security Documents (including without limitation all security agreements, mortgages, guaranties, pledges and other instruments, documents or agreements of any kind evidencing or securing the indebtedness of the Borrowers in favor of the Lenders) are sometimes referred to collectively as the "Loan Documents."

         F. On April 13, 2000, the Company informed the Agent that the Company did not have sufficient cash to meet its payroll obligations due April 14, 2000. At the request of the Company, on April 13, 2000 Bank One, Michigan, as an interim financial accommodation to the Company, advanced the principal sum of $1,400,000 to the Company in order to permit the Company to meet its payroll



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obligations. On May 31, 2000, the Borrowers, the Agent and the Lenders agreed that such principal amount would be added to the then-outstanding principal balance of the Revolving Credit Loans, and the amount of the revolving credit available to the Borrowers under the Credit Agreement was increased accordingly.

         G. Prior to May 15, 2000, the Company informed the Agent and the Lenders that Events of Default had occurred under the Credit Agreement due to the Company being in violation of (i) the covenant contained in Section 2.24 as of April 29, 2000, (ii) the covenant contained in Section 6.2(f) as of March 1, 2000, (iii) the covenant contained in Section 7.1 as of March 31, 2000, (iv) the covenant contained in Section 7.5 as of March 31, 2000, and (v) paragraph 2(f) of the Second Amendment (collectively the "May 2000 Defaults"). At such time the Company also informed the Agent and the Lenders that the Company had engaged Arthur Andersen LLP as financial and operational advisors to the Company. The Company and its advisors requested that the Agent and the Lenders waive the May 2000 Defaults on a temporary basis, and the Required Lenders and the Agent granted such waiver through May 31, 2000 subject to the terms and conditions set forth in that certain letter agreement dated May 15, 2000.

         H. On May 30, 2000, the Company and its advisors requested (a) that the Agent and the Lenders extend the duration of the waiver of the May 2000 Defaults on a temporary basis through July 10, 2000 in order to permit the Company and its advisors to prepare a revised and updated business plan and projections for the Borrowers, and (b) that the Lenders and the Agent defer the scheduled installment payment of principal on the Term Loans due on May 31, 2000 pursuant to Section 2.7.2 of the Credit Agreement. The Lenders and the Agent consented to such requests subject to the terms and conditions set forth in that certain letter agreement dated May 31, 2000.

         I. On June 23, 2000, the Company informed the Agent and the Lenders that the Company remained in default of the matters identified as the May 2000 Defaults and, additionally, was in violation of the covenant contained in
Section 7.2 of the Credit Agreement (the "June 2000 Default").

         J. On July 5, 2000 the Company and its advisors submitted to the Agent and the Lenders a proposed plan for future restructuring and improvement of Borrowers' business and financial performance. In connection with the submission of such plan, the Company and its advisors requested that the Agent and the Lenders (a) extend the duration of the waiver of the May 2000 Defaults on a temporary basis through August 15, 2000 and (b) waive the June 2000 Default on a temporary basis through August 15, 2000, in order to permit the Company and its advisors to revise its restructuring and business improvement plan. The Lenders and the Agent consented to such requests subject to the terms and conditions set forth in that certain letter agreement dated July 10, 2000.

         K. Effective August 2, 2000, the Company engaged Conway, MacKenzie & Dunleavy to provide turnaround consulting services and on August 23, 2000 appointed Donald S. MacKenzie to serve as Chief Restructuring Officer of the Company according to the terms of a letter dated August 2, 2000.

         L. On August 14, 2000, the Company informed the Agent and the Lenders that the Company remained in default of the matters identified as the May 2000 Defaults and the June 2000 Default. Also on August 14, 2000, the Company informed the Agent and the Lenders that the Company was in violation of the covenant contained in Section 6.5 of the Credit Agreement and the covenant contained in Section 7.3 of the Credit Agreement as of June 30, 2000 (collectively the "August 2000 Defaults"). In order to allow the Company's turnaround consultants and Chief Restructuring Officer sufficient time to (a) prepare and implement their strategy to improve the Company's business and financial performance and (b) prepare a modified restructuring proposal that would address, inter alia, repayment of the indebtedness owed by the Borrowers to the Lenders, the Company and its advisors requested that the Agent and the Lenders (i) extend the duration of the waiver of the May 2000 Defaults




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and June 2000 Default on a temporary basis through September 15, 2000 and (ii)
waive the August 2000 Defaults on a temporary basis through September 15, 2000. The Agent and the Lenders consented to such requests subject to the terms and conditions set forth in that certain letter agreement dated August 15, 2000.

         M. On September 7, 2000, the Company informed the Agent and the Lenders that the Company was in violation of the covenant contained in Section 8.4 of the Credit Agreement (the "September 2000 Default"). The May 2000 Defaults, the June 2000 Default, the August 2000 Defaults and the September 2000 Default are referred to collectively as the "Existing Defaults." The Existing Defaults are continuing as of the date hereof.

         N. As a consequence of the Existing Defaults, among other things, (i) the Required Lenders have the right at any time to declare all indebtedness owed to the Lenders by the Borrowers and all other obligations owed to the Lenders or the Agent under the Loan Documents to be immediately due and payable, pursuant to Section 9.2(b) of the Credit Agreement, and (ii) the Lenders have no obligation to advance further loans or credit to the Borrowers, pursuant to
Section 4.2(b) of the Credit Agreement.

         O. Notwithstanding the continuation of the Existing Defaults, the Company and its advisors have requested that the Agent and the Lenders, in lieu of the exercise of remedies available under the Loan Documents or at law or in equity, (a) modify certain terms and conditions of borrowing under the Credit Agreement, (b) waive the existing defaults on a temporary basis and (c) permit the Borrowers to continue to borrow under the revolving credit facility established in the Credit Agreement, all in order to (i) permit the Company an opportunity to implement its restructuring plan and (ii) permit the Company to continue to develop and implement a revised business plan and financial strategy that would address, inter alia, repayment of the indebtedness owed to the Lenders. In connection with its business improvement strategy, the Company has advised the Agent and the Lenders that the Company has engaged consultants to assist the Company in exploring the sale of certain of its business segments or assets and that the Company intends to consult with an investment banking firm to assist the Company in exploring various strategic alternatives.

         P. As of September 11, 2000, the Borrowers are indebted to the Lenders on account of Term Loans under the Credit Agreement in the aggregate principal amount of $142,500,000.00 plus accrued interest.

         Q. As of September 11, 2000, the Borrowers are indebted to the Lenders on account of Revolving Credit Loans under the Credit Agreement in the aggregate principal amount of $170,550,000.00 plus accrued interest.

         R. In addition to the indebtedness described in the foregoing recitals, the Borrowers are indebted to the Agent and the Lenders for certain fees, expenses and costs incurred by or on behalf of the Agent and the Lenders.

         S. The obligations of the Borrowers under the Credit Agreement, together with any other obligations of the Borrowers to the Agent or the Lenders under the Loan Documents, are unconditionally guaranteed by the Guarantors.

         T. To secure payment of the Secured Obligations, including, without limitation, the indebtedness described in the foregoing recitals, each Borrower and each Guarantor has granted to the Agent, for the benefit of itself and the Lenders, a first-priority security interest in, without limitation, all of such Borrower's and such Guarantor's present and future accounts, documents, instruments, general intangibles, chattel paper, furniture, fixtures, machinery, equipment, inventory and substantially all other assets of the



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Borrowers and the Guarantors, including books and records relating thereto and all substitutions, replacements, additions, accessories, products and proceeds thereof, and including a pledge of corporate stock and a mortgage of real property, which security interest is a duly perfected first-priority security interest subject to any Permitted Liens.

         U. As a consequence of the Existing Defaults, the Borrowers are precluded from making any payments to the holders of Subordinated Indebtedness (if any), and each Borrower has agreed that it shall not make any payments to the holders of any Subordinated Indebtedness.

         V. Based upon the foregoing recitals, and without waiving any existing or future rights or remedies which the Agent and/or the Lenders may have against any Borrower or any Guarantor, the Agent and the Lenders are willing to amend the terms of the Credit Agreement under the terms and conditions expressly set forth herein.


                                      TERMS

         In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:


                                   ARTICLE 1.
                      DEFAULT AND RESTRUCTURING PROVISIONS

         1.1 Affirmation of Recitals. The Borrowers and the Guarantors hereby acknowledge and affirm the accuracy of the foregoing recitals.

         1.2 Existing Defaults. The Borrowers acknowledge the occurrence of the Existing Defaults and the continuation of such Existing Defaults through the date of this Amendment. As a result of the Existing Defaults, the Borrowers acknowledge that the Required Lenders have the right at any time to declare all indebtedness owed by the Borrowers to the Lenders to be immediately due and payable. Also as a result of the Existing Defaults, the Borrowers acknowledge that they are precluded from making any payments to the holders of any Subordinated Indebtedness (if any) and the Borrowers have agreed not to make any payment related to any Subordinated Indebtedness, notwithstanding the provisions of Section 8.2(iv) of the Credit Agreement, absent the prior written consent of the Required Lenders (or the Agent acting with the consent of the Required Lenders).

         1.3 Restructuring Conditions. Subject to strict compliance with the terms and conditions set forth herein, the Lenders agree to refrain from enforcing their rights and remedies based on the Existing Defaults while the Company and its consultants implement their plan for improvement of the Company's financial condition, provided that (i) except to the extent and on the terms set forth expressly herein, the Agent and the Lenders do not waive the Existing Defaults and (ii) the agreement contained herein shall not create a waiver of the right of the Agent or the Lenders, upon the occurrence of an Event of Default hereunder or under the Loan Documents, to enforce available rights and remedies at any time, in their sole discretion, in accordance with the Credit Agreement (as modified herein) and the other Loan Documents. Absent an earlier Event of Default, the Borrowers shall be permitted to implement their restructuring efforts during the period from the Third Amendment Effective Date through September 14, 2001 (the "Restructuring Period"). The Borrowers' restructuring opportunity shall be governed by and subject to the following terms and conditions:


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             a. The Company shall keep the representatives of the Agent and the
         Lenders apprised of the Borrowers' business and financial operations and of any material discussions and negotiations pertaining to lessors, vendors, suppliers, customers, earn-out creditors, joint venture partners, acquisition targets or potential purchasers of any business segments or significant assets of any Borrower. Reports on such matters shall be provided periodically as appropriate and not less frequently than weekly.

             b. Notwithstanding any prior practice, the Borrowers shall strictly comply with the financial reporting requirements under the Loan Documents, as modified herein. In addition to the reporting requirements set forth in Sections 6.1 and 6.2 of the Credit Agreement (as modified herein), (i) not later than Thursday of each week during the Restructuring Period, the Company and its financial and operational advisors will deliver to the Agent and the Lenders, in form and detail satisfactory to the Agent, weekly updates related to the detailed 13-week rolling domestic cash flow forecast as required under Section
         4.3 of this Amendment; (ii) not later than the tenth (10th) Business Day of each month during the Restructuring Period, the Company and its financial and operational advisors will deliver to the Agent and the Lenders, in form and detail satisfactory to the Agent, (x) detailed agings of accounts payable and accounts receivable for each Borrower as of the end of the prior month, (y) a detailed schedule of all projected and actual earn-out payments for which any Borrower is or may be obligated, including any variance in the amount or timing of actual payments compared against the most recent projection of such payments and (z) a duly-executed Compliance Certificate with respect to the cash flow restrictions and other payment restrictions set forth in subparagraph f below; and (iii) the Company shall deliver to the Agent, immediately upon receipt thereof, copies of any correspondence, letters of intent, agreements or similar documents pertaining in any manner to any proposed sale or other disposition of any assets of the Company or its Subsidiaries other than in the ordinary course of business.

             c. Except to the extent expressly excused or waived under the terms and conditions set forth in this Amendment, the Borrowers shall pay when due all amounts owed to the Agent and the Lenders under the Loan Documents. The parties agree that no course of dealing is intended or is capable of being inferred from the Lenders' prior agreement (as described in the recitals to this Amendment) to a one-time deferral of principal installments.

             d. The aggregate outstanding amount of the Revolving Credit Loans shall not exceed the maximum amount described in Article 2 of this Amendment.

             e. All representations and warranties made by the Borrowers under this Amendment shall be true and correct.

             f. (i) There shall be no material adverse change in the financial performance or condition of the Borrowers as compared with the projections submitted to and approved by the Agent and the Lenders in the Approved Budget pursuant to Section 4.3 of this Amendment.

                (ii) For each "Measuring Period" (defined below) during the Restructuring Period, the actual cumulative "Pre-Earn-out Net Cash Flow" (defined below) of the Company and its Subsidiaries on a consolidated basis during such Measuring Period shall equal or exceed the projected Pre-Earn-out Net Cash Flow for such Measuring Period as compared against the Approved Budget, within a negative variance of twenty percent (20%) for the first Measuring Period and ten percent (10%) for each Measuring Period



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         thereafter. The term "Pre-Earn-out Net Cash Flow" shall mean the excess
         (if any) of the consolidated aggregate cash receipts of the Company and its Subsidiaries during the relevant period (including the Company's share of any Net Cash Proceeds generated by any sale of assets as otherwise permitted under this Amendment) compared to the consolidated aggregate cash disbursements of the Company and its subsidiaries during such period for operating expenses, taxes and debt service, but excluding any disbursements made during such period in respect of any "Earn-out Obligations" (hereafter defined), all as shown on the reports required pursuant to Section 4.3 of this Amendment and prepared in a manner consistent with the presentation set forth in the Approved Budget. The term "Earn-out Obligations" shall mean any amounts required to be paid by the Company or any of its Subsidiaries pursuant to any agreement, instrument or document governing or related to any prior Acquisition by the Company or any of its Subsidiaries. The cumulative Pre-Earn-out Net Cash Flow of the Company and its Subsidiaries shall be measured as of the end of each calendar month, for the cumulative period commencing September 1, 2000 and ending on the last day of each successive month (each a "Measuring Period") (i.e., the first Measuring Period shall be a one-month period commencing September 1, 2000 and ending September 30, 2000, the second Measuring Period shall be a two-month period commencing September 1, 2000 and ending October 31, 2000, etc.).

                (iii) During the Restructuring Period, the Company and its Subsidiaries shall be permitted to make cash payments in respect of Earn-out Obligations, in such order, portion and priority as the Company may specify, subject to the following restrictions:

                      (A) cash payments in respect of Earn-out Obligations during any Measuring Period may be made only to the extent of Pre-Earn-out Net Cash Flow (if any) during such Measuring Period;

                      (B) cash payments in respect of Earn-out Obligations may be made only so long as the Borrowers and the Guarantors are in strict compliance with all terms and conditions set forth in this Amendment; and

                      (C) during the Restructuring Period, aggregate cash payments in respect of Earn-out Obligations shall not exceed the amounts designated by the Company in writing to the Agent not later than September 15, 2000 and approved by the Required Lenders; and

                (iv) The Borrowers shall not, absent the prior written consent of the Required Lenders, disburse any funds in an amount that would cause a violation of the net cash flow restrictions or other payment restrictions set forth above, and shall not in any event disburse any funds in a manner inconsistent with any other restrictions set forth in this Amendment or the Loan Documents.

             g. The Company will not permit Consolidated EBITDA to be less than
         (i) $11,000,000 for the fiscal quarter ending September 30, 2000; (ii) $28,600,000 for the two consecutive fiscal quarters ending December 31, 2000; (iii) $46,500,000 for the three consecutive fiscal quarters ending March 31, 2001; or (iv) $65,050,000 for the four consecutive fiscal quarters ending June 30, 2001. During the Restructuring Period, the Company's compliance with the foregoing restrictions shall be in lieu of compliance with Section 7.5 of the Credit Agreement.


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             h. The Company has advised the Agent and the Lenders of the commencement of certain actions or arbitration proceedings against one or more Borrowers. No judgment, order, decree, injunction or finding by any court, arbitrator or similar tribunal shall be entered against any Borrower in any such action or proceeding or any other action or proceeding that would prevent, impair or delay the completion of the Company's business improvement plan. With the exception of the pending actions and proceedings identified by the Company, no other action or proceeding shall be commenced or continued against any Borrower that would, if adversely determined, either singly or in combination with other pending or new actions or proceedings, cause a Material Adverse Effect or prevent, impair or delay the completion of the Company's business improvement plan.

             i. Absent prior approval on behalf of the Agent and the Lenders, no Borrower shall (i) file with any bankruptcy court or be the subject of any petition under title 11 of the United States Code (the "Bankruptcy Code"), (ii) be the subject of any order for relief issued under the Bankruptcy Code, (iii) file or be the subject of any petition seeking any liquidation, reorganization, adjustment, protection, arrangement, composition, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, (iv) have sought or consented to or acquiesced in the appointment of any receiver, trustee, conservator, liquidator, custodian or other similar official, or (v) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any liquidation, reorganization, adjustment, protection, arrangement, composition, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, reorganization or other relief for debtors.

             j. The Agent on behalf of the Lenders, or its representatives or consultants, shall be permitted to conduct audits of any collateral securing the obligations of the Borrowers to the Lenders. The Company shall compensate the Agent for such audits in accordance with the Agent's schedule of fees, as applicable, and as such schedule may be amended from time to time. The foregoing permission to conduct audits shall not restrict or impair the right of the Agent or the Lenders to inspect the collateral and any records pertaining thereto at such times and at such intervals as the Agent or the Required Lenders may require.

             k. There shall be no material adverse change in the ability of the Borrowers to obtain supplies or other assets to continue their operations.

             l. Notwithstanding anything in the Credit Agreement to the contrary (including without limitation the provisions of Section 8.2 of the Credit Agreement), during the Restructuring Period, absent the prior written consent of the Required Lenders, the Company shall not, and shall not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than Indebtedness as permitted under subsections 8.2(i), (ii), (iv), (v), (vii) and (viii) of the Credit Agreement.

             m. Notwithstanding anything in the Credit Agreement to the contrary (including without limitation the provisions of Section 8.3 of the Credit Agreement), during the Restructuring Period, absent the prior written consent of the Required Lenders, the Company shall not, and shall not permit or cause any of its Subsidiaries to, create, incur or suffer to exist any new or additional Lien other than Liens in favor of the Agent for the benefit of itself and the Lenders and Liens in existence immediately prior to the Third Amendment Effective Date.


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            n. Notwithstanding anything in the Credit Agreement to the contrary
         (including without limitation the provisions of Section 8.4 of the Credit Agreement), during the Restructuring Period, neither the Company nor any of its Subsidiaries shall agree to or consummate the sale, assignment, lease, conveyance, transfer or other disposition of any of its assets, except for (i) sales of inventory in the ordinary course of business or (ii) the disposition of assets under terms approved by the Required Lenders as evidenced by the prior written consent of the Agent (provided that such consent shall require the approval of all of the Lenders in the event of any proposed disposition of all or substantially all of the Collateral).

             o. Notwithstanding anything in the Credit Agreement to the contrary (including without limitation the provisions of Section 8.5 of the Credit Agreement), during the Restructuring Period, neither the Company nor any of its Subsidiaries shall agree to or consummate any Acquisition at any time (even though such Acquisition would qualify as a Permitted Acquisition), any purchase of or investment in any other Person, extend any credit to any other Person, or enter into any similar business arrangement or combination, in each case without the prior written consent of the Required Lenders.

             p. Notwithstanding anything in the Credit Agreement to the contrary, and notwithstanding the agreements described in paragraph 5 of Schedule 8.7 attached to the Credit Agreement or any similar agreements, during the Restructuring Period, neither the Company nor any of its Subsidiaries shall advance any loans or credit to any officer, director, stockholder or other Affiliate of the Company or any of its Subsidiaries, or otherwise enter into any similar transaction, nor shall the Company or any of its Subsidiaries forgive or defer any payment of principal or interest with respect to any existing loan or advance to any such officer, director, stockholder or other Affiliate.

             q. During the Restructuring Period and so long as the Company is in strict compliance with its covenants and obligations set forth in this Amendment, notwithstanding the provisions of Section 2.7.3 of the Credit Agreement (as modified herein), the Lenders shall permit the Company to retain, for working capital purposes, twenty percent (20%) of the Net Cash Proceeds received by the Company or any Subsidiary in connection with any sale or other disposition of any of the assets otherwise within the scope of Section 2.7.3, which assets have been designated by the Company for sale prior to the Third Amendment Effective Date, provided that the terms of such sale or other disposition (including price, timing and all other material terms of sale) shall be acceptable to the Required Lenders as evidenced by a written consent executed by the Agent. The remaining eighty percent (80%) of any such Net Cash Proceeds shall be, immediately upon receipt, tendered to the Agent for the benefit of the Lenders, to be applied as a reduction of the outstanding principal balance of the Term Loan (and, after repayment in full of the Term Loan, as a reduction of the outstanding principal balance of the Revolving Credit Loans as a permanent reduction of the aggregate amount of the Revolving Credit Commitments). Any application of Net Cash Proceeds to the outstanding principal balance of the Term Loan shall first be applied to any past due principal installments and thereafter as a prepayment in accordance with Section 2.7.3 (i.e., in inverse order of maturity). For purposes of calculating the Net Cash Proceeds subject to the sharing formula set forth herein, any payments, credits, setoffs or similar recognition of amounts required in connection with or on account of any Earn-out Obligations shall be disregarded.


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             r. The Company has advised the Agent and the Lenders that the
         Company has entered into certain written agreements or letters of intent (subject to customary due diligence activities), and intends to enter into one or more additional written agreements or letters of intent (subject to customary due diligence activities), for the sale of certain business segments or assets of the Company and its Subsidiaries. The Company shall, immediately upon receipt thereof, provide to the Agent and the Lenders copies of any such written agreement or letter of intent, which shall be subject to the approval of the Lenders as set forth in subparagraph n above. With respect to any transaction evidenced by a binding agreement or letter of intent that is approved by the Required Lenders under the provisions of this Amendment and otherwise is permissible under the Credit Agreement (as modified herein), such transaction shall be consummated within the time parameters and other terms and conditions as disclosed in the applicable written agreement or letter of intent, as the same may be amended from time to time with the approval of the Required Lenders. In the event that the Company consummates one or more permissible sales of material assets which results in a material diminution of Consolidated EBITDA, the Agent and the Lenders agree to, in good faith, discuss with the Company the appropriate level of periodic principal amortization as set forth in Section 2.7.2 of the Credit Agreement.

             s. Notwithstanding anything in the Credit Agreement to the contrary, during the Restructuring Period, the Company shall not, and shall not permit any Subsidiary to, make any Capital Expenditures that exceed in the aggregate for the Company and its Subsidiaries (i) $3,600,000 during the fiscal quarter ending September 30, 2000; (ii) $7,200,000 during the two consecutive fiscal quarters ending December 31, 2000; (iii) $10,800,000 during the three consecutive fiscal quarters ending March 31, 2001; or (iv) $14,400,000 during the four consecutive fiscal quarters ending June 30, 2001.

             t. The Company shall continue to engage, for at least the duration of the Restructuring Period, one or more financial consultants or turnaround advisors acceptable to the Agent and the Required Lenders and a Chief Restructuring Officer acceptable to the Agent and the Required Lenders. The scope of the engagement of any financial consultants or turnaround advisors, and the scope of the responsibilities of the Chief Restructuring Officer, shall be acceptable to the Agent and the Required Lenders. Without limiting the generality of the preceding sentence, the Chief Restructuring Officer shall control and implement procedures regarding the Company's cash management and cash disbursements, which procedures shall be acceptable to the Agent and the Required Lenders.

             u. The Company promptly shall designate a timetable for the appointment of a new (non-interim) Chief Financial Officer, which timetable shall be acceptable to the Agent and the Required Lenders.

             v. During the Restructuring Period, neither the Company nor any of its Subsidiaries shall pay any discretionary bonus or similar compensation award to any of their respective officers or employees except pursuant to a comprehensive plan approved by the Required Lenders. The preceding sentence shall not limit the right of the Company or its Subsidiaries to pay any bonus required under any existing written employment agreement, incentive plan or similar "guaranteed" bonus plan. Upon request, the Company shall deliver to the Lenders and the Agent copies of any applicable employment agreements, incentive plans or similar "guaranteed" bonus plans.

             w. The Company has advised the Agent and the Lenders that the Company intends to consult with one or more investment banking firms to explore various strategic alternatives. The Company shall keep representatives of the Agent and the Lenders apprised of such consultations. The Company shall not engage any investment banking firm unless the identity of such firm and the scope and terms of the engagement are acceptable to the Agent and the Required Lenders, acting within the exercise of their reasonable discretion.

             x. The Company shall pay to the Agent, for the benefit of the Lenders, an amendment fee in the amount of $1,200,000, payable in installments as follows: $100,000 not later than September 15, 2000, and $100,000 on the fifteenth day of each month thereafter during the Restructuring Period, commencing October 15, 2000 through and including August 15, 2001.

             y. There shall be no other Default or Event of Default under the Credit Agreement (as modified herein) or the other Loan Documents (except for the Existing Defaults expressly acknowledged and waived in this Amendment through the effective date hereof).

Notwithstanding the provisions of this Section 1.3, all indebtedness of the Borrowers to the Lenders shall be due and payable on demand in the discretion of the Required Lenders upon expiration or termination of the Restructuring Period or any failure of any one or more of the conditions set forth in this Section
1.3. Further, any failure of any one or more of the conditions set forth in this
Section 1.3 shall constitute an Event of Default under the Loan Documents (without the necessity of any notice or cure period).

    1.4 No Course of Dealing; Review of the Company's Business Plan. The Borrowers and the Guarantors acknowledge and agree that notwithstanding any course of dealing between the Borrowers and the Lenders prior to the date hereof, the Lenders shall have no obligation to make Loans to any Borrower outside of the strict conditions and requirements of the Credit Agreement (as modified herein) nor to refrain from exercising available remedies except as expressly set forth herein. Notwithstanding any past practice, the Borrowers and the Guarantors agree that (i) the Agent and the Lenders shall not be obligated or expected to honor any "overdrafts" or items for which funds of the applicable Borrower are not immediately available, and (ii) the Agent and the Lenders shall not be obligated or expected to provide any credit references on behalf of any Borrower, and any inquiries in this regard may be referred back to the applicable Borrower. The Agent and the Lenders shall be under no obligation whatsoever to consent to the Company's business plan as the same may be revised from time to time, and instead the Agent's and the Lenders' consideration of the Company's business plan shall be undertaken by the Agent and the Lenders in their sole, absolute and unreviewable discretion. The Agent's and the Lenders' consideration of the Company's business plan shall be without prejudice to (i) the possibility that the Agent or the Lenders may conclude that such business plan, as revised from time to time, does not adequately address the Company's defaults under the Loan Documents and/or the potential erosion of collateral supporting the Borrowers' indebtedness to the Lenders, or (ii) the right of the Agent or the Lenders, in accordance with the terms hereof, to exercise rights or remedies available due to defaults under the Loan Documents (as modified herein).

    1.5 Dominion of Funds; Transfer of Accounts. (a) Each Borrower, if requested by the Agent and as directed by the Agent, shall enter into a dominion of funds arrangement with the Agent and shall execute and deliver any and all further documents necessary or desirable to implement such dominion of funds arrangement, including without limitation any lock box agreements or blocked account agreements. To the extent that any Borrower receives any wire transfer or electronic payment in lieu of payment of accounts by cash, check or other item, the Agent is authorized, immediately upon the receipt of such wire transfer or electronic payment, to transfer the proceeds thereof into the cash collateral account maintained in accordance with the dominion of funds arrangement.

         (b) With respect to any bank account maintained on behalf of any Borrower at any financial institution other than the Agent or one of the Lenders, each Borrower shall, not later than October 31, 2000, close such accounts and maintain its banking accounts with the Agent or one or more of the Lenders, unless the Agent shall otherwise consent in writing.

    1.6 Cooperation With the Agent, the Lenders and their Financial Consultants. Each Borrower agrees that it will make all of its records available to the Agent and the Lenders and any financial consultant retained by them and will make all of its personnel available to the Agent and the Lenders and such consultants for inquiry as to its business, financial condition and prospects, and that they will otherwise fully cooperate with the Agent, the Lenders and their financial consultants in assisting the Lenders to conduct such analyses as they may wish to make of the Borrowers and their financial condition.

    1.7 Defaults. In addition to any events of default specified in the Loan Documents, the following shall constitute an Event of Default under this Amendment and under the Loan Documents:

         a. Any Borrower or any Guarantor shall fail to comply with, perform or observe any term, condition, covenant or agreement set forth in this Amendment;

         b. Any representation or warranty of Borrowers or Guarantors contained in this Amendment shall be untrue when made or shall, during the term of this Amendment, become impaired, untrue or misleading;

         c. With the exception of the Existing Defaults as of the date hereof, the occurrence of any new or further violation of the sections of the Credit Agreement implicated by any of the Existing Defaults (provided that, during the Restructuring Period, a continuing or further violation of the financial covenants in Article VII of the Credit Agreement shall not be deemed a new or further Event of Default);

         d. The entry of any judgment, order, decree, injunction or finding by any court, arbitrator or similar tribunal that materially threatens the ability of the Company to implement or continue the implementation of its business improvement plan during the Restructuring Period;

         e. The violation of any non-compete covenant in favor of the Company or any of its Subsidiaries or divisions, which violation materially threatens the ability of the Company to implement or continue the implementation of its business improvement plan during the Restructuring Period and which is not stayed or enjoined within thirty (30) days after the occurrence of the violation; or

         f. The occurrence of any further Material Adverse Change pertaining to any Borrower or any Guarantor.

    1.8 Expiration; No Further Extension Implied. The Borrowers and the Guarantors acknowledge that the Agent and the Lenders have no obligation to extend the term of the Restructuring Period or refrain from enforcing their rights and remedies before the end of the Restructuring Period in the event of any failure of any one or more of the terms and conditions expressed herein, that no course of dealing that would permit arguing for further extensions contrary to the Lenders' wishes exists or is capable of being inferred, and that nothing contained herein or otherwise is intended to be a promise or agreement to continue to extend the term of the Restructuring Period beyond September 14, 2001 or to extend any further credit to the Borrowers. Furthermore, no future agreement by the Agent and the Lenders to continue to extend the term of the Restructuring Period beyond September 14, 2001 or any other agreement shall be valid or enforceable unless it is contained in a final written agreement signed by authorized representatives of the Agent and the Lenders. Preliminary understandings or agreements on one or more issues during the course of any negotiations and prior to the finalization thereof shall not be binding unless and until such a final written agreement is executed on behalf of the applicable parties.

    1.9 Business and Financial Consultant. The Agent and the Lenders hereby acknowledge that the Company has engaged Conway MacKenzie & Dunleavy ("CMD") as business and financial consultants to the Company. The Agent and the Lenders acknowledge that the retention of CMD by the Company has materially contributed to the willingness of the Agent and the Lenders to enter into this Amendment. The Company agrees to promptly provide to the Agent and the Lenders all financial reports, projections and other information as may be provided to it by CMD or as may be provided to CMD by the Company, and agrees to cause CMD to prepare and deliver to the Agent and the Lenders such other reports and information concerning the business and financial condition of the Company as the Agent or the Lenders shall from time to time request.

    1.10 Remedies Upon Default or Termination. Immediately upon the occurrence of a further Event of Default or a default under this Amendment or any document or agreement comprising the Loan Documents, and without notice or an opportunity to cure such Event of Default or default, or on September 14, 2001 in the absence of (i) a further written agreement among the Borrowers, the Agent and the Lenders pertaining to the repayment of the Borrowers' obligations, (ii) earlier demand for repayment following a further Event of Default or (iii) the Borrowers then being in full compliance with all provisions of the Loan Documents (as amended by this Amendment but without the benefit of any waiver of defaults), the Restructuring Period shall automatically expire and, upon the election of the Required Lenders but without further notice, all of the Borrowers' obligations to the Lenders shall be immediately due and payable (to the extent not already due and payable), all undertakings of the Agent and the Lenders hereunder, including without limitation the Agent's and the Lenders' agreement not to exercise available remedies, shall terminate without notice to the Company and without the requirement of any further action by or on behalf of the Agent or the Lenders, the waiver of the Existing Defaults as set forth herein shall be deemed rescinded ab initio, and the Agent or the Lenders shall have the right to exercise any remedies provided in this Amendment or any of the Loan Documents, or under applicable law or in equity. All rights and remedies of the Agent and the Lenders shall be cumulative and not exclusive, and the Agent or the Lenders shall be entitled to pursue one or more rights and/or remedies simultaneously or sequentially without the necessity of an election of remedies.

    1.11 Reservation of Rights; No Waiver by Conduct. This Amendment grants a restructuring opportunity until September 14, 2001 only, or until an earlier Event of Default, upon the terms and conditions set forth in this Amendment. Nothing herein shall be deemed to constitute a waiver of any Existing Defaults (except to the extent and on the terms expressly set forth herein), or a waiver of any new Events of Default or defaults of any other provision of any of the documents referred to herein, and nothing herein shall in any way prejudice the rights and remedies of the Agent and/or the Lenders under any of the documents referred to herein or applicable law. Further, the Agent and the Lenders shall have the right to waive any conditions set forth in this Amendment and/or such documents, in their sole discretion, and any such waiver shall not prejudice, waive or reduce any other right or remedy which the Agent or the Lenders may have against the Company. No waiver of the rights or any condition of this Amendment and/or any other document by the Agent or the Lenders shall be effective unless the same shall be contained in a writing signed by authorized representatives of the Agent or the Lenders, as the case may be, in the manner required by Section 12.5 of the Credit Agreement. No course of dealing on the part of the Agent or the Lenders, nor any delay or failure on the part of the Agent or the Lenders in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege.

    1.12  Limitations on Certain Advances. Notwithstanding the provisions of
Section 2.1 of the Credit Agreement, during the Restructuring Period the Borrowers agree that the Lenders shall not be obligated to advance any Alternate Currency Loan or any Multicurrency Revolving Credit Loan, but instead any request for such an advance will be honored only in the discretion of each Alternate Currency Lender or Multicurrency Revolving Credit Lender. Notwithstanding the provisions of Sections 2.6, 2.8 and 2.9 of the Credit Agreement, during the Restructuring Period the Borrowers agree that the Lenders shall not be obligated to advance any Eurodollar Loan and that, upon the end of any existing Interest Period with respect to any outstanding Eurodollar Loan, such Eurodollar Loan shall be converted to a Floating Rate Loan.

    1.13 Survival. All representations, warranties, covenants, agreements, releases and waivers made by or on behalf of the Company, any other Borrower or any Guarantor under this Amendment shall survive and continue after the expiration or termination of the Restructuring Period.


                                   ARTICLE 2.
                                   AMENDMENTS

         Effective as of the Third Amendment Effective Date, the Credit Agreement shall be amended as follows:

    2.1  The definition of "Aggregate Revolving Credit Commitment" in Section
1.1 of the Credit Agreement is restated in its entirety as follows:

         "Aggregate Revolving Credit Commitment" means the aggregate of the Revolving Credit Commitments of all of the Revolving Credit Lenders, not to exceed the Dollar Equivalent of $176,400,000, as decreased from time to time pursuant to the terms hereof.

    2.2 The definition of "Applicable Margin" in Section 1.1 of the Credit Agreement is restated in its entirety as follows:

         "Applicable Margin" shall mean, at any time from and after the Effective Date, the applicable percentage (a) to be added to the Alternate Base Rate for purposes of determining the Floating Rate, (b) to be added to the Eurodollar Base Rate for purposes of determining the Eurodollar Rate, (c) to be added to the Eurocurrency Reference Rate for purposes of determining the Eurocurrency Rate, and (d) to be used in calculating the commitment fee pursuant to Section 2.5 and the issuance fee for Facility Letters of Credit pursuant to Section 2.2.6, in each case as follows:


                                       Applicable Margin
                                        Percentage for             Applicable
           Applicable Margin         Eurodollar Loans and             Margin
            Percentage for          Eurocurrency Loans and       Percentage for
          Floating Rate Loans     Facility Letters of Credit     Commitment Fee
          -------------------     --------------------------     --------------

                 1.25%                       2.75%                    .50%


The amendment of such definition shall not restrict the right of the Lenders to impose the Overdue Rate as a consequence of any new Event of Default after the Third Amendment Effective Date.

    2.3 The definition of "Consolidated EBITDA" in Section 1.1 of the Credit Agreement is restated in its entirety as follows:

         "Consolidated EBITDA" shall mean, for any period, the aggregate of (i) Consolidated Net Income for such period, plus (ii) the sum of Consolidated Interest Expense, federal, state, local and other income taxes, depreciation and amortization of intangible assets, and extraordinary and nonrecurring restructuring charges properly recorded, all to the extent taken into account in the calculation of Consolidated Net Income for such period, minus (iii) the sum of extraordinary or nonrecurring gains (including in connection with the sale or write-up of assets) and other noncash credits increasing income for such period, all to the extent taken into account in the calculation of Consolidated Net Income for such period.

    2.4 The definition of "Guarantor" in Section 1.1 of the Credit Agreement is restated in its entirety as follows:

         "Guarantor" means (a) with respect to the Obligations of the Foreign Subsidiary Borrowers, the Company and each present and future Domestic Subsidiary and each parent corporation and Subsidiary of each Foreign Subsidiary Borrower and (b) with respect to the Obligations of the Company, (i) each present and future Domestic Subsidiary of the Company, (ii) any Foreign Subsidiary of the Company that is requested by the Agent to execute a Guaranty and (iii) any other Person executing a Guaranty at any time, other than, in each case, any Inactive Subsidiary.

    2.5 The definition of "Payment Date" in Section 1.1 of the Credit Agreement is restated in its entirety as follows:

         "Payment Date" shall mean the last Business Day of each month.

    2.6  A new definition of "Third Amendment Effective Date" is added to
Section 1.1 of the Credit Agreement in appropriate alphabetical order, stating as follows:

         "Third Amendment Effective Date" shall mean September 15, 2000.

    2.7 Section 2.7.2 of the Credit Agreement is restated in its entirety as follows:

         Term Loan. Unless earlier payment is required under this Agreement, the Company hereby unconditionally promises to pay to the Agent for the pro rata account of each Term Loan Lender in Dollars the unpaid principal amount of each Term Loan of such Lender in periodic principal payments as follows:



               Payment Date                               Principal Installment
               ------------                               ---------------------
               May 31, 2000                                    $3,750,000
               August 31, 2000                                 $3,750,000
               September 30, 2000                              $1,250,000
               October 31, 2000                                $1,250,000
               November 30, 2000                               $1,250,000
               December 31, 2000                               $1,250,000
               January 31, 2001                                $1,250,000
               February 28, 2001                               $1,250,000
               March 31, 2001                                  $1,250,000
               April 30, 2001                                  $1,250,000
               May 31, 2001                                    $1,250,000
               June 30, 2001                                   $2,187,500
               July 31, 2001                                   $2,187,500
               August 31, 2001                                 $2,187,500
               September 30, 2001                              $2,187,500
               October 31, 2001                                $2,187,500
               November 30, 2001                               $2,187,500
               December 31, 2001                               $2,187,500
               January 31, 2002                                $2,187,500
               February 28, 2002                               $2,187,500
               March 31, 2002                                  $2,187,500
               April 30, 2002                                  $2,187,500
               May 31, 2002                                    $2,187,500
               June 30, 2002                                   $3,750,000
               July 31, 2002                                   $3,750,000
               August 31, 2002                                 $3,750,000
               September 30, 2002                              $3,750,000
               October 31, 2002                                $3,750,000
               November 31, 2002                               $3,750,000
               December 31, 2002                               $3,750,000
               January 31, 2003                                $3,750,000
               February 28, 2003                               $3,750,000
               March 31, 2003                                  $3,750,000
               April 30, 2003                                  $3,750,000
               May 31, 2003                                    $3,750,000
               June 30, 2003                                   $5,000,000
               July 31, 2003                                   $5,000,000
               August 31, 2003                                 $5,000,000
               September 30, 2003                              $5,000,000
               October 31, 2003                                $5,000,000
               November 30, 2003                               $5,000,000
               December 31, 2003                               $5,000,000
               January 31, 2004                                $5,000,000
               February 29, 2004                               $5,000,000
               March 31, 2004                                  $5,000,000
               April 30, 2004                                  $5,000,000
               May 31, 2004                                    $5,000,000

         On the Maturity Date, the Term Loan shall be paid in full.


    2.8 Section 2.7.3 of the Credit Agreement is restated in its entirety as follows:

         2.7.3 Mandatory Prepayment of the Term Loan. In addition to all other payments of the Term Loan required hereunder, the Company shall prepay the Term Loan by an amount equal to (i) 100% of the Net Cash Proceeds, payable upon receipt of such Net Cash Proceeds, from any sale or other disposition of any assets of the Company or any of its Subsidiaries (exclusive of asset sales permitted by Sections 8.4(i), (ii), (iii) or (iv)), and (ii) 100% of the Net Cash Proceeds from any capital contribution to the Company or the issuance of any Capital Stock of the Company or any of its Subsidiaries (excluding the issuance of any Capital Stock of any

         Subsidiaries to the Company or to a Wholly Owned Subsidiary) or from the issuance of any Subordinated Indebtedness (whether in one or a series of issuances), payable promptly upon receipt thereof. All prepayments under this Section 2.7.3 shall be applied to installments on the Term Loan in the inverse order of maturity (and, after repayment in full of the Term Loan, as a reduction of the outstanding principal balance of the Revolving Credit Loans as a permanent reduction of the aggregate amount of the Revolving Credit Commitments).

   2.9   Section 2.7.4 of the Credit Agreement is deleted.

   2.10 Section 2.24 of the Credit Agreement is restated in its entirety as follows:

         Collateral Security; Further Assistance.

         As security for the payment of the Secured Obligations, the Company shall grant or cause to be granted to the Agent, for the ratable benefit of the Lenders, a lien on and security interest in all of the following, whether now or hereafter existing or acquired, and all proceeds thereof, all as more specifically described in the Security
         Documents: (a) all Property of the Company and of the Guarantors, whether now owned or hereafter acquired, provided that the Agent may in its discretion exclude other Property from this definition of Collateral which is not material in the aggregate and (b) all Property of each Foreign Subsidiary to the extent permitted by applicable law and not cost prohibitive as determined by the Agent; provided, that, the Company shall not be required to grant or cause to be granted the pledge of any Capital Stock of any Inactive Subsidiaries or the pledge of any Capital Stock of any Foreign Subsidiary which is prohibited by the laws of the jurisdiction of such Foreign Subsidiary (all of the foregoing Property defined herein as the "Collateral"). The Company will, and will cause each Subsidiary to, promptly (i) execute and deliver additional Security Documents, within 5 days after request therefor by the Agent, sufficient (as determined by the Agent) to grant to the Agent liens and security interests, securing all of the Secured Obligations, in any present or after acquired Collateral, and (ii) cause each Person becoming a Domestic Subsidiary of the Company from time to time which is required to be a Guarantor as described in the definition of Guarantor to execute and deliver to the Lenders and the Agent, on the date such Person becomes a Subsidiary, a Guaranty and other Security Documents, together with other related documents described in Article IV sufficient to grant to the Agent for the benefit of the Lenders and the Agent liens and security interests in all Collateral securing the Secured Obligations. The Company shall notify the Agent, within 2 days after the occurrence thereof, of the acquisition of any Collateral that is not subject to the existing Security Documents, and any other event or condition, other than the passage of time, that may require additional action of any nature in order to preserve the effectiveness and perfected status of the liens and security interests of the Agent with respect to all Collateral pursuant to the Security Documents, including without limitation delivering the originals of all promissory notes and other instruments to the Agent and delivering the originals of all stock certificates or other certificates evidencing any Capital Stock which is Collateral at any time. Additionally, without limiting the foregoing, the Company agrees to deliver such environmental reports as reasonably required by the Agent in connection with any real property and provide such other documentation to the Agent, including, without limitation, articles of incorporation, by-laws, resolutions and opinions of counsel, which in the opinion of the Agent is necessary or advisable in connection with Security Documents and Guaranties. At all times on and after the date requested by the Agent in its discretion, the Borrowers and the Guarantors shall direct all customers and other account debtors to make all payments in connection with any obligations to any Borrower or Guarantor directly to a lock-box account, which account shall be a non-interest bearing account over which the Agent shall have the power of application and withdrawal, and all amounts received in such lock-box account shall be applied to the Secured Obligations on such terms required by the Agent, and the Borrowers and the Guarantors shall promptly execute such lock-box agreements, dominion of funds agreements and related agreements in connection therewith, each in form and substance satisfactory to the Agent.

   2.11 Section 2.26 of the Credit Agreement is deleted. Notwithstanding anything in the Credit Agreement to the contrary, from and after the Third Amendment Effective Date the Aggregate Revolving Credit Commitment shall not exceed the Dollar Equivalent of $176,400,000.

   2.12 The last sentence of Section 5.12 of the Credit Agreement is restated as follows:

         The Security Documents grant to the Agent a first-priority, enforceable and perfected lien and security interest in all Collateral, subject only to such Liens permitted by Section 8.3

   2.13 Section 6.2(f) of the Credit Agreement is restated in its entirety as follows:

              (f) As soon as available and in any event within thirty (30) days after the end of each month, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, in form and detail acceptable to the Agent, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year and the variances, if any, from the budget and forecast delivered pursuant to
         Section 4.3 of that certain Third Amendment to Third Amended and Restated Credit Agreement dated as of September 15, 2000, and together with a duly executed Compliance Certificate;

   2.14 Section 6.2(g) of the Credit Agreement is restated in its entirety as follows:

              (g) As soon as available and in any event within fifteen (15) days prior to the end of each fiscal quarter (commencing on September 15, 2000), a liquidity plan for the following fiscal quarter in a format consistent with the cash flow forecasts required under Section 4.3 of that certain Third Amendment to Third Amended and Restated Credit Agreement dated as of September 15, 2000 and otherwise in form and detail acceptable to the Agent, which plan shall include, without limitation, a projected quarterly cash flow forecast, a summary of any projected asset sales by the Company or its Subsidiaries during such fiscal quarter, and a summary of earn-out payments required or proposed to be made by the Company and its Subsidiaries during such fiscal quarter, together with an analysis of the historical and projected performance of the applicable Subsidiary or business unit related to each such earn-out payment and a reconciliation of such earn-out payments to the applicable performance criteria of the acquired Subsidiary or business unit;

   2.15 Section 6.9(a) of the Credit Agreement is amended by deleting the word "Domestic" where its appears therein.

   2.16 Section 8.4 of the Credit Agreement is amended by deleting clause (v) thereof.

   2.17 Section 9.1(p) of the Credit Agreement is restated in its entirety as follows:

         (p) The Company shall fail to consummate the sale of assets, which assets have been designated by the Company for sale prior to the Third Amendment Effective Date, which results in Net Cash Proceeds acceptable to the Required Lenders received by the Company on or before April 30, 2001.

   2.18  Section 12.6(a) of the Credit Agreement is amended by restating clause
(i) thereof as follows:

         (i) any such assignment (other than an assignment to a Lender or an Affiliate of a Lender) shall not be made without the prior written consent of the Agent, which consent shall not be unreasonably withheld,

Notwithstanding anything in the Credit Agreement to the contrary, any proposed assignment by a Lender of all or a portion of its rights and obligations under the Credit Agreement shall not require the consent of the Company.



                                   ARTICLE 3.
                                 REPRESENTATIONS

         Each Borrower represents and warrants to the Agent and the Lenders that:

3.1 The execution, delivery and performance by it of this Amendment are within its powers, have been duly authorized by all necessary action and are not in contravention with any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, of the terms of its Articles of Incorporation or By-laws, or any contract or undertaking to which it is a party or by which it or its property is or may be bound.

   3.2 This Amendment is its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof.

   3.3 No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including, without limitation, any of its creditors or stockholders, is required on its part in connection with the execution, delivery and performance of this Amendment or as a condition to the legality, validity or enforceability of this Amendment.

   3.4 After giving effect to the amendments herein contained, the representations and warranties contained in Article V of the Credit Agreement are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof.


                                   ARTICLE 4.
                       ADDITIONAL COVENANTS OF THE COMPANY

   The Company shall:

   4.1 Promptly perform and observe, and cause each other Borrower and each Guarantor to perform and observe, its respective obligations set forth in this Amendment.

   4.2 Cause each of the Guarantors to execute the Consent and Agreement at the end of this Amendment.

   4.3 Not later than September 15, 2000, prepare and deliver to the Agent and the Lenders an interim business plan and detailed budget forecast for the remainder of the year 2000 and through the remainder of the Restructuring Period, including financial and cash flow projections, and such business plan, budget forecast and projections shall be acceptable to the Required Lenders (once approved by the Required Lenders, such budget forecast and projections shall be referred to as the "Approved Budget"). The cash flow projections shall reflect domestic cash flow and shall be based on a rolling thirteen (13) week period for the remainder of the year 2000 and on monthly periods thereafter. Not later than Thursday of each week (commencing September 21, 2000), the Company shall update all applicable line items of the Approved Budget and domestic cash flow projections to reflect actual results from the prior week and on a cumulative basis, and shall prepare and deliver to the Agent and the Lenders such update and a report of any variances between actual results and the Approved Budget originally approved by the Required Lenders.

   4.4 Not later than November 15, 2000, prepare and deliver to the Agent and the Lenders a further updated business plan and financial strategy (covering at least the period through December 31, 2001) that addresses, among other things, repayment of the indebtedness owed to the Lenders and such other matters as may be requested by the Agent.

   4.5 Promptly deliver to the Lenders such information as has previously been requested in writing by the Lenders, the Agent or the Agent's financial consultant.

   4.6 Within five (5) Business Days following a request by the Agent, cause each of its Foreign Subsidiaries, to the extent requested by the Agent, to execute and deliver to the Agent one or more guarantees of the Company's indebtedness in favor of the Lenders.

   4.7 Not later than October 15, 2000, cause each of its Foreign Subsidiaries to complete the execution and delivery of the Security Documents as required by the Agent and to the extent permitted by applicable law and not cost prohibitive as determined by the Agent.

   4.8 Not permit any amendment pertaining to any Subordinated Indebtedness unless the form and substance of such amendment is acceptable to the Lenders and the Agent as evidenced by the written consent of the Agent, which may be withheld in the sole discretion of the Agent and the Lenders.

   4.9 Promptly complete, and cause each other Borrower to complete, all matters required by the Agent for full implementation of the dominion of funds arrangement between the Borrowers and the Agent and otherwise cooperate with the implementation of such arrangement.

   4.10 Promptly execute and deliver, and cause each other Borrower and each Guarantor to execute and deliver, such other documents as the Agent or the Lenders may reasonably request.


                                   ARTICLE 5.
                                 MISCELLANEOUS.

   5.1 Cross References. References in the Credit Agreement or in any note, certificate, instrument or other document to the "Credit Agreement" shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.

   5.2 Expenses and Costs. Each Borrower agrees to pay and to save the Agent and the Lenders harmless for the payment of all fees, out-of-pocket disbursements, and other costs and expenses incurred by or on behalf of the Agent or any Lender arising in any way in connection with this Amendment, or any other document relating to indebtedness described in the recitals to this Amendment, including the fees and expenses of Dickinson Wright PLLC, counsel to the Agent, and Jay Alix & Associates, Inc., consultant to the Agent, and specifically including, without limitation, (a) the cost of any financial audit or inquiry conducted by the Agent, any Lender or their consultants, (b) the fees and expenses of counsel for the Agent or any Lender for the work performed as a result of the Borrowers' defaults or financial problems, and for the preparation, examination and approval of this Amendment or any documents in connection with this Amendment, (c) for the payment of all fees and out-of-pocket disbursements incurred by the Agent or any Lender, including attorneys' fees, in any way arising from or in connection with any action taken by the Agent or any Lender to monitor, advise, enforce or collect the obligations described in the recitals hereto or to enforce any obligations of any Borrower or any Guarantor under this Amendment or the other documents referred to herein, including any actions to lift the automatic stay or to otherwise in any way participate in any bankruptcy, reorganization or insolvency proceeding of any Borrower or Guarantor or in any trial or appellate proceedings, and (d) any expenses or fees (including attorneys' fees) incurred in relation to or in defense of any litigation instituted by any Borrower, any Guarantor or any third party against the Agent or any Lender arising from or relating to the obligations described in the recitals hereto or this Amendment, including any so-called "lender liability" action. All of these expenses and fees (including attorneys' fees) shall be part of the obligations and indebtedness owing under the Credit Agreement, and shall be secured by all of the collateral described in the Security Documents. In the event the Borrowers fail to pay any such fees, expenses and costs within five (5) days of being invoiced therefor, the Agent or the Lenders, as the case may be, shall be permitted to charge the accounts of any Borrower for such fees, expenses and costs, without prejudice to any other rights or remedies of the Agent or the Lenders. The rights and remedies of the Agent and the Lenders contained in this paragraph shall be in addition to, and not in lieu of, the rights and remedies contained in the Credit Agreement, the Security Documents and as otherwise provided by law.

   5.3 Waiver of Existing Defaults. The Company has requested that the Lenders and the Agent waive the Existing Defaults subject to the terms and conditions set forth herein. Pursuant to such request, the Lenders and the Agent hereby waive the Existing Defaults for the period prior to the effectiveness of this Amendment and, so long as there is no occurrence of a new Event of Default (for purposes hereof, a new Event of Default includes a new or further violation of any of the sections of the Credit Agreement implicated in any of the Existing Defaults other than the financial covenants set forth in Article VII thereof), for the remainder of the Restructuring Period, but not at any time thereafter. The Company acknowledges and agrees that the waiver contained herein is a limited, specific and one-time waiver as described above. Such limited waiver
(a) shall not modify or waive any other term, covenant or agreement contained in any of the Loan Documents, and (b) shall not be deemed to have prejudiced any present or future right or rights which the Agent or the Lenders now have or may have under this Amendment, the Credit Agreement (as modified hereby) or the other Loan documents.

   5.4 Release. Each Borrower and each Guarantor represents and warrants that it is not aware of any claims or causes of action against the Agent or any Lender, any participant lender or any of their successors or assigns, and that it has no defenses, offsets or counterclaims with respect to the indebtedness owed by the Borrowers to the Lenders. Notwithstanding this representation and as further consideration for the agreements and understandings herein, the Borrowers and Guarantors, on behalf of themselves and their respective employees, agents, executors, heirs, successors and assigns, hereby release the Agent and the Lenders, their respective predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns, from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, including but not limited to claims arising from or in any way related to the Credit Agreement or the business relationship among the Borrowers, the Guarantors, the Agent and the Lenders.

   5.5 Performance by Lenders and Agent; No Agency; Borrowers Remain in Control. Each Borrower and each Guarantor acknowledges and agrees that the Agent and the Lenders have fully performed all of their obligations under the Credit Agreement and all documents executed in connection with the Credit Agreement, and that all actions taken by the Agent and the Lenders are reasonable and appropriate under the circumstances and within their rights under the Credit Agreement and all other documents executed in connection therewith and otherwise available. The actions of the Agent and the Lenders taken pursuant to this Amendment and the documents referred to herein are in furtherance of the efforts of the Agent and the Lenders as secured lenders seeking to collect the obligations owed to the Lenders. Nothing contained in this Amendment shall be deemed to create a partnership, joint venture or agency relationship of any nature between the Borrowers and the Lenders or the Agent. The Borrowers, the Guarantors, the Agent and the Lenders agree that notwithstanding the provisions of this Amendment, each Borrower remains in control of its business operations and determines the business plans (including employment, management and operating directions) for its business.

   5.6 Entire Agreement; Severability. The Credit Agreement, as previously amended and as amended by this Amendment, constitutes the entire understanding of the parties with respect to the subject matter hereof and may only be modified or amended by a writing signed by the party to be charged. If any provision of this Amendment is in conflict with any applicable statute or rule of law or otherwise unenforceable, such offending provision shall be null and void only to the extent of such conflict or unenforceability, but shall be deemed separate from and shall not invalidate any other provision of this Amendment.

   5.7 No Other Promises or Inducements. There are no promises or inducements which have been made to any signatory hereto to cause such signatory to enter into this Amendment other than those which are set forth in this Amendment. Each Borrower and each Guarantor acknowledges that its authorized officers have thoroughly read and reviewed the terms and provisions of this Amendment and are familiar with same, that the terms and provisions contained herein are clearly understood by such Borrower or Guarantor and have been fully and unconditionally consented to by such Borrower or Guarantor, and that such Borrower or Guarantor has had full benefit and advice of counsel of its own selection, or the opportunity to obtain the benefit and advice of counsel of its own selection, in regard to understanding the terms, meaning and effect of this Amendment, and that this Amendment has been entered into by each Borrower and Guarantor freely, voluntarily, with full knowledge, and without duress, and that in executing this Amendment, each Borrower and Guarantor is relying on no other representations, either written or oral, express or implied, made by any other party hereto, and that the consideration hereunder received by the Borrowers has been actual and adequate.

   5.8 Sufficiency of Restructuring Period. Each Borrower represents that: (a) it has no intention to file or acquiesce in the filing of any bankruptcy or insolvency proceeding hereafter, absent approval on behalf of the Agent and the Lenders of such proceeding; and (b) the Restructuring Period is sufficient for such Borrower to accomplish the commitments it has undertaken in this Amendment.

   5.9 Ratification. The Borrowers agree that the Credit Agreement, the Security Documents and all other documents and agreements executed by the Borrowers or the Guarantors in connection with the Credit Agreement in favor of the Agent or any Lender are ratified and confirmed and shall remain in full force and effect as amended hereby, and that there is no set off, counterclaim or defense with respect to any of the foregoing. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

   5.10 Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile copies of signatures shall be treated as original signatures for all purposes under this Amendment. This Amendment shall become effective as of September 15, 2000 when each of the following has been satisfied:

    (a) Receipt by the Agent of counterparts of this Amendment duly executed by each Borrower and the Required Lenders, and counterparts of the Consent and Agreement annexed hereto duly executed by each Guarantor.

    (b) Payment of the first installment of the amendment fee required under this Amendment. In the event such fee is not received immediately upon execution of this Amendment by the Company, the Agent is authorized at any time thereafter to debit the Company's account(s) in the amount of such fee.

    (c) Copies, certified by the Secretary or Assistant Secretary of each Borrower and Guarantor, of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of this Amendment and all Security Documents to be executed in connection herewith to which the Company or Guarantor, as applicable, is a party.

    (d) An incumbency certificate, executed by the Secretary or Assistant Secretary of each Borrower and Guarantor, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of each Borrower and Guarantor authorized to sign this Amendment and all Security Documents to be executed in connection herewith to which the Company and each Guarantor is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrower and such Guarantor.

    (e) A written opinion of the Borrowers' and Guarantors' counsel, addressed to the Agent and Lenders and in form and substance satisfactory to the Agent.

    (f) Executed copies of all Security Documents and other documents in connection therewith requested by the Agent, together with all necessary consents and other related documents in connection therewith, insurance certificates, financing statements, environmental reports, opinions of foreign counsel, original stock certificates and related transfer powers, UCC, judgment and other lien and encumbrance searches, title searches and insurance, surveys and other documents required by the Agent, provided that certain items may be delivered within 30 days of the date hereof pursuant to the terms of any post closing letter agreement approved by the Agent.

    (g) Delivery of such other agreements and documents, and the satisfaction of such other conditions as may be reasonably required by the Agent, including without limitation a solvency certificate of the Company, and such evidence of the perfection and priority of all liens and security interests as required by the Agent, all of which shall be satisfactory to the Agent and its counsel to the extent required by the Agent.

    5.11 Other Documents. Each Borrower and each Guarantor agrees to execute and deliver any and all documents reasonably deemed necessary or appropriate by the Agent or the Lenders to carry out the intent of and/or to implement this Amendment.

    5.12 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to choice of law principles of such State.

    5.13 Miscellaneous. This Amendment is made for the sole benefit and protection of the Borrowers, the Agent and the Lenders and their respective successors and permitted assigns (provided that no Borrower shall be permitted, absent the prior written consent of all of the Lenders, to assign any of its rights or obligations under this Amendment). No other person or entity shall have any rights whatsoever under this Amendment. Time shall be of the strictest essence in the performance of each and every one of the Borrowers' obligations hereunder.

    5.14 Construction. This Amendment shall not be construed more strictly against the Lenders or the Agent merely by virtue of the fact that the same has been prepared by the Lenders and the Agent or their counsel, it being recognized that the Company, the Agent and the Lenders have contributed substantially and materially to the preparation of this Amendment, and each of the parties hereto waives any claim contesting the existence and the adequacy of the consideration given by any of the other parties hereto in entering into this Amendment.

    5.15 Headings. The headings of the various paragraphs in this Amendment are for convenience of reference only and shall not be deemed to modify or restrict the terms or provisions hereof.

    5.16 Waiver of Jury Trial; Consent to Jurisdiction. (a) Each Borrower, each Guarantor, each Lender and the Agent hereby specifically ratifies and confirms the waiver of jury trial set forth in Section 12.16 of the Credit Agreement. Without limiting the generality of the preceding ratification and confirmation, each Borrower, each Guarantor, each Lender and the Agent, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right any of them may have to a trial by jury in any litigation or proceeding based upon or arising out of this Amendment or any related instrument or agreement or any of the transactions contemplated by this Amendment or any conduct, dealing, statements (whether oral or written) or actions of any of them. None of the Borrowers, the Guarantors, the Lenders or the Agent shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any party hereto except by a written instrument executed by such party.

   (b) Each Borrower and each Guarantor agrees that any legal action or proceeding with respect to this Amendment or any related instrument or agreement, including the Credit Agreement as previously amended and as amended hereby, or with respect to the transactions contemplated hereby, may be brought in any court of the State of Michigan, sitting in or having jurisdiction over the County of Wayne, Michigan, or in any federal court located within the Eastern District of Michigan, and Borrowers and Guarantors hereby submit to and accept generally and unconditionally the non-exclusive jurisdiction of those courts with respect to their person and property and irrevocably consent to service of process in connection with any such action or proceeding by mailing such service of process (certified or registered, if capable of certification or registration) to Borrowers and/or Guarantors at the address they may have from time to time provided to the Agent. Borrowers and Guarantors hereby irrevocably waive any objection based upon jurisdiction, improper venue or forum non conveniens in any such suit or proceeding in the above-described courts. Nothing contained herein shall limit the right of the Agent or the Lenders to serve process in any other manner permitted by law or limit the right of the Agent or the Lenders to commence any such action or proceeding in the courts of any other jurisdiction.


                             [Signatures next page]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date and year first above written.

                                   LASON, INC.

                                   By:  /s/ John R. Messinger
                                       -----------------------------------------

                                   Title:  Acting CEO, President and COO
                                          --------------------------------------


                                   LASON CANADA COMPANY

                                   By:  /s/ John R. Messinger
                                       -----------------------------------------

                                   Title:  Acting CEO, President and COO
                                          --------------------------------------

                                   LASON U.K., LTD.

                                   By:   /s/ William C. Brook
                                       -----------------------------------------

                                   Title:  Secretary
                                          --------------------------------------


                                   BANK ONE, MICHIGAN, AS AGENT AND AS A LENDER

                                   By:  /s/ Francelle Fulton
                                       -----------------------------------------

                                   Title:  First Vice President
                                          --------------------------------------


                                   COMERICA BANK

                                   By:
                                       -----------------------------------------

                                   Title:
                                          --------------------------------------


                                   CREDIT LYONNAIS-CHICAGO BRANCH

                                   By:   /s/ John Charles Van Essche
                                       -----------------------------------------

                                   Title:  Vice President
                                          --------------------------------------


                                   NATIONAL CITY BANK

                                   By:  /s/ Sharon L. Johnson
                                       -----------------------------------------

                                   Title:  Vice President
                                          --------------------------------------

                                   ABN AMRO BANK N.V.

                                   By:  /s/ Steven C.
                                       -----------------------------------------

                                   Title:  Group Senior Vice President
                                          --------------------------------------

                                   And By:
                                           ------------------------------------

                                   Title:  Group Vice President
                                          --------------------------------------

                                   MICHIGAN NATIONAL BANK

                                   By:
                                       -----------------------------------------

                                   Title:
                                          --------------------------------------


                                   UNION BANK OF CALIFORNIA, N. A.

                                   By:
                                       -----------------------------------------

                                   Title:
                                          --------------------------------------


                                   THE FUJI BANK LIMITED

                                   By:
                                       -----------------------------------------

                                   Title:
                                          --------------------------------------


                                   THE CHASE MANHATTAN BANK

                                   By:  /s/ Arlene M. Carroll
                                       -----------------------------------------

                                   Title:   Vice President
                                          --------------------------------------


                                   MELLON BANK, N.A.

                                   By:
                                       -----------------------------------------

                                   Title:
                                          --------------------------------------

'

                                   FLEET NATIONAL BANK

                                   By:
                                       -----------------------------------------

                                   Title:
                                          --------------------------------------


                                   BARCLAYS BANK PLC
                                   NEW YORK BRANCH

                                   By:
                                       -----------------------------------------

                                   Title:  Director
                                          --------------------------------------

                       CONSENT AND AGREEMENT OF GUARANTORS


         As of the date and year first above written, each of the undersigned hereby:

         (a) fully consents to the terms and provisions of the above Amendment and the consummation of the transactions contemplated thereby and agrees to all terms and provisions of the above Amendment applicable to it;

         (b) agrees that each Guaranty, Security Document and all other agreements executed by any of the undersigned in connection with the Credit Agreement or otherwise in favor of the Agent or the Lenders (collectively, the "Guarantor Documents") are hereby ratified and confirmed and shall remain in full force and effect, and each of the undersigned acknowledges that it has no setoff, counterclaim or defense with respect to any Guarantor Document; and

         (c) acknowledges that its consent and agreement hereto is a condition to the Lenders' obligation under this Amendment and it is in its interest and to its financial benefit to execute this consent and agreement.


                                    LASON SERVICES, INC.


                                    By:
                                       -----------------------------------------

                                       Its:
                                           -------------------------------------


                                    LASON SYSTEMS, INC.


                                    By:
                                       -----------------------------------------

                                       Its:
                                           -------------------------------------


                                    LASON INTERNATIONAL, INC.


                                    By:
                                       -----------------------------------------

                                       Its:
                                           -------------------------------------


                                    LASON SYSTEMS PMC, INC.


                                    By:
                                       -----------------------------------------

                                       Its:
                                           -------------------------------------